FOR IMMEDIATE RELEASE	Contact: Tricia Drennan Vice President, Corporate Communications & Investor Relations (703) 873-2390 (phone) tdrennan@lcc.com

LCC INTERNATIONAL ACQUIRES SMITH WOOLLEY TELECOM

Acquisition uniquely positions LCC to provide the United Kingdom’s wireless community with integrated network design, deployment and maintenance services

MCLEAN, VIRGINIA, January 31, 2002 — LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key technical consulting services announced today that it has acquired 100 percent of the assets of Smith Woolley Telecom (SWT) a privately held telecommunications consultancy that specializes in the provision of search, acquisition, design, build, management and maintenance services to the wireless industry throughout the United Kingdom.

Based in Cambridge, with offices in Bath, Newark and Enfield, the SWT team consists of 75 professionals and support staff providing site search and survey, negotiation and acquisition, obtaining of planning approval, feasibility study and detailed design, project management, site build, construction and contract monitoring, rigging and Health & Safety services for its customers. For the full year ended December 31, 2001 SWT is expected to produce revenues in excess of £7 million or approximately $10 million.

Launched in 1984 as a division of Smith-Woolley, a long established national partnership of chartered surveyors, SWT has emerged as one of the UK’s most respected deployment firms possessing a very strong network of contacts with clients, land owners and planning authorities. Its current project backlog includes work for customers such as One2One, Vodafone, Orange, BT Cellnet and Hutchison 3G.

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LCC acquires Smith Woolley Telecom — 2/2/2

“We are delighted to be joining forces with one of the UK’s leading providers of deployment services,” said C. Thomas Faulders III, LCC’s chairman and chief executive officer. “SWT and LCC are both dedicated to providing world class network services to the wireless telecommunications sector. The combination of our two companies allows us to deliver a broader range of services, most notably turn key project solutions, to better meet the future needs of this rapidly expanding market. Together with the deployment skills we acquired from Transmast in Italy, we will now be able to serve our European clients more effectively by providing a full range of consultancy and telecommunications outsourcing services, while retaining the vendor independence that the wireless community has come to rely upon.”

Commenting on the strategic nature of the acquisition, Malcom Bore, Managing Director of SWT, said, “Industry estimates suggest that the number of base stations needed in the UK to support 3G and 2G voice will increase from around 24,000 to at least 50,000 over the short to medium term. Operators are now taking a measured approach to build and expand their networks quickly in order to gain a competitive advantage. Although individually, LCC and SWT have been supporting 3G throughout the UK, together we are well positioned to be the front runner for some of the more comprehensive and significant projects we see developing in the marketplace.”

Carlo Baravalle, LCC’s senior vice president of the Europe, Middle East and Africa region said, “SWT has developed an excellent reputation in its professionalism as well as its ability to work within a client’s tight delivery timescales. Its surveyors and staff understand all the problems and issues that are likely to arise on any project or contract. And, they know how to overcome these issues and minimize any delays – areas critical for success given the dynamics of the wireless marketplace. The addition of SWT’s experienced professional staff to the LCC team provides us with the necessary skill sets and resources to better exploit the growing demand for turnkey project outsourcing in the UK. In addition, the combination of LCC design expertise and SWT’s deployment capabilities will give us the key differentials needed to successfully continue our aggressive expansion throughout the Europe, Middle East and African region.”

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LCC acquires Smith Woolley Telecom — 3/3/3

About LCC:
LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. A pioneer in the industry since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

About SWT:
SWT has been undertaking work in the telecoms network implementation sector since 1984 including site search and survey, negotiation and acquisition, obtaining of planning approval, feasibility study and detailed design, project management, site build, construction and contract monitoring, rigging, Health & Safety, handover procedures etc. The Company’s work in the sector involves surveyors, engineers, designers and administrators organised in client dedicated teams whether that is for acquisition, design and build, or as an integrated turnkey project encompassing all relevant skills. Additional information is available at www.swtele.co.uk.

Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding increased demand for the Company’s services, the Company’s ability to secure new business, and those factors highlighted in LCC International, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which could cause the Company’s actual results to differ materially from forward-looking statements made by the Company.

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